Exhibit 99.1

Bridgeline Digital Expands B2B Wholesale Distribution Footprint with Latest HawkSearch Win

WOBURN, MA / ACCESS Newswire / April 28, 2026 / Bridgeline Digital, Inc. (NASDAQ:BLIN), a leader in AI-powered marketing technology, announced today that an Ohio-based wholesaler serving the plumbing, HVAC, and electrical trades has selected HawkSearch to improve how customers navigate their product catalog and find the right items across its Magento eCommerce platform. This win is part of a record second quarter for Bridgeline, the company's strongest quarter for new logo sales in its history.

"Wholesalers managing large, multi-trade catalogs face search challenges that keyword-dependent solutions weren't built to handle," said Ari Kahn, President and CEO of Bridgeline Digital. "This win reflects the momentum we are building in the wholesale distribution sector - record new logo customers added in our second quarter of fiscal 2026, marking our strongest quarter for new logo sales in company history. The deployment of capital we raised in 2025 is delivering exactly the growth we targeted, and we expect to continue expanding our position as the product discovery platform of choice for B2B wholesalers and distributors."

Growing Momentum in Wholesale Distribution

The wholesaler manages a catalog of more than 50,000 products across eight trade categories, with complex requirements including customer-specific pricing, product restrictions, and real-time availability. Their previous search experience was not built for this level of complexity, a keyword-matching approach that struggled against the scale and specificity buyers demand. HawkSearch will deliver AI-powered search that understands intent beyond exact keyword matches, critical functionality for B2B buyers searching across a complex catalog.

As part of the implementation, HawkSearch will integrate with the company's existing PIM and ERP to support a seamless flow of product and customer data across its digital ecosystem. The wholesaler will also leverage HawkSearch's keyword management, product recommendations, and Unit of Measure functionality to enhance engagement and improve customer interaction with the site.

Purpose-Built for B2B Complexity

"Wholesale distribution is one of the most demanding environments for product discovery, with deep catalogs, complex buying patterns, and customers who need precision, not approximation," said John Murcott, SVP of Product at Bridgeline Digital. "HawkSearch's B2B-specific capabilities, from Unit of Measure normalization to out-of-the-box personalization, are built for exactly this environment. We're seeing strong demand from wholesalers because no other platform delivers this level of B2B AI functionality, and we expect to continue expanding our position in this sector as more wholesalers look to grow their online revenue."

About Bridgeline
Bridgeline helps companies grow online revenue by increasing traffic, conversion rates, and average order value. HawkSearch, Bridgeline's AI-powered search and product discovery platform, is purpose-built for the complex catalog needs of B2B distributors and manufacturers. To learn more, visit www.bridgeline.com.

Contact:
Kelly Maltman
SVP of Marketing
Bridgeline Digital
press@bridgeline.com

SOURCE: Bridgeline Digital